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                                                                   Exhibit 23.01

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Heidrick & Struggles International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-82424, No. 333-58118, No. 333-32544, and No. 333-73443) of
Heidrick & Struggles International, Inc. of our report dated February 20, 2003, with respect to the consolidated balance sheet of Heidrick & Struggles International, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Heidrick & Struggles International, Inc.

Our report refers to our audit of the disclosures added and the adjustments that were applied to revise the 2001 and 2000 consolidated financial statements, as more fully described in Notes 1, 3 and 12 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such disclosures and adjustments.

/s/ KPMG LLP

Chicago, Illinois
March 21, 2003